Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-57220) of Energy East Corporation of our report dated June 24, 2004 relating to the financial statements of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
New York, New York
June 28, 2005